Exhibit 10.15
CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
First Amended International Distribution Agreement
This Agreement is made by Tutogen Medical GmbH, a German corporation with offices at Industriestraße 6, D-91077 Neunkirchen am Brand, Germany (“Tutogen”) and Sulzer Spine-Tech Inc., a Delaware corporation with offices at 7375 Bush Lake Road, Minneapolis, Minnesota 55439-2027, U.S.A, (“Sulzer”).
W I T N E S S E T H:
WHEREAS, Tutogen collects xenograft and donated allograft tissue from sources throughout Europe and within the United States, processes such tissue itself or provides such tissue for processing by others, and distributes xenograft and donated allograft tissue products through various distributors throughout the world;
WHEREAS, Sulzer manufactures and sells worldwide a line of products used in spinal fusion surgery and desires to acquire from Tutogen the right to distribute its xenograft and allograft bone tissue products worldwide, excluding the United States, for use in spinal applications;
WHEREAS, Tutogen is in principle willing to terminate the right of its existing distributors to sell xenograft and allograft bone tissue products for spinal applications and to appoint Sulzer as its sole and exclusive distributor for such products in such applications on the terms and conditions set forth herein;
WHEREAS, Tutogen and Sulzer entered into an agreement styled “International Distribution Agreement,” dated March 8, 2000, pursuant to which Tutogen appointed Sulzer as the exclusive distributor worldwide, excluding the United States, for Tutogen’s xenograft and donated allograft bone tissue products for applications in the spine; and
WHEREAS, Tutogen and Sulzer desire to make a new agreement that will supersede the International Distribution Agreement dated March 8, 2000;
NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:
1. Definitions
1.1	“Affiliate” shall mean an entity that controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

1.2	“Contract Year” shall mean the one-year period following the Effective Date of this Agreement and each one-year period following each anniversary of the Effective Date of this Agreement.

1.3	“Effective Data” of this Agreement shall mean March 8, 2000.

1.4	“Field of Use’ shall mean all uses of processed xenograft and donated allograft bone tissue in and adjoining the human spine.

1.5	“Permitted Successor” shall mean any individual, corporation, partnership, joint venture, association, trust, or any other entity or organization of any kind or character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

1.6	“Products” shall mean the xenograft and allograft bone tissue products manufactured by Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen and listed on Schedule A attached hereto. The parties shall mutually agree on the addition of Products to Schedule A.

1.7	“RTI Agreement” shall mean the Shaft Recovery and Service Reimbursement Agreement between Tutogen and Regeneration Technologies Inc. (“RTI”), as successor to the University of Florida Tissue Bank, effective as of 29 September 1998, including an amendment thereto dated 28 June 1999, pursuant to which Tutogen supplies certain human donor bone tissue to RTI, which RTI processes for use in spinal applications.

1.8	“Sub-Territory” shall mean one of the following geographic regions or countries comprising in part the Territory: [***]

1.9	“Territory” shall mean the entire world, exclusive of the United States, its territories and possessions.

1.10	“Third Party” shall mean a person or entity other than Tutogen, any Tutogen Affiliate, Sulzer, any Sulzer Affiliate or any officer, director, or employee of Tutogen, any Tutogen Affiliate, Sulzer, or any Sulzer Affiliate.
2. Grant of Rights
2.1	Exclusive Distribution. Tutogen hereby appoints Sulzer, and Sulzer hereby accepts the appointment during the term of this Agreement as the exclusive distributor of the Products in the Territory for the Field of Use.

2.2	Consideration. In consideration of the transfer of distribution rights in the Products for the Field of Use from Tutogen’s existing international distributors to Sulzer, Sulzer agrees to pay Tutogen US[***] as follows: US[***] upon execution of this Agreement and, provided that Tutogen has commenced delivery of Products to Sulzer in response to Sulzer’s purchase orders, US[***] on October 1, 2000.
3. Sulzer’s Obligations
3.1	Marketing Efforts. Sulzer agrees to use commercially reasonable efforts to market and sell the Products throughout the Territory for the Field of Use. Sulzer shall have no right or obligation to market the Products for any use other than the Field of Use.

3.2	Support Services. Sulzer agrees to use commercially reasonable efforts to provide usual and customary support services to the surgeon-customer for the Products.

First Amended International Distribution Agreement - Page 2

3.3	Instruments. Sulzer shall develop appropriate surgical instruments, as needed, to assist the surgeon in implanting each of the Products. Sulzer shall also develop a standard surgical procedures for implanting the Products. Tutogen shall assist Sulzer, as necessary, in developing the instruments and surgical procedures.

3.4	Forecasting. Commencing with the third calendar quarter of 2000 and continuing quarterly thereafter, Sulzer shall provide Tutogen, no later than 15 days prior to each calendar quarter, with a rolling monthly forecast of sales of the Products for the succeeding 12 months. Sulzer’s forecasts shall specify the anticipated sales by Product, by Sub-Territory, and by month. Sulzer Shall incur no liability to Tutogen in the event that actual sales of the Products differ from Sulzer’s forecasts.

3.5	Minimum Annual Product Sales. As consideration tor the exclusive right to sell the Products in the Territory, commencing with the ninth month of the second Contract Year and continuing with each Contract Year thereafter, Sulzer and Tutogen will establish certain minimum annual goals for sales of the Products during the Contract Year as a means of ensuring that Sulzer is using reasonable efforts to sell the Products in each sub-territory within the Territory. Sulzer and Tutogen agree to confer and mutually agree upon the minimum annual sales goals in each Sub-Territory for each Contract Year, which shall be recorded on Schedule 8, during the three-month period commencing with the sixth month of the second Contract Year. In the event that the sales for the Products in a Sub-Territory in any Contract Year are less than the goals established under Schedule B, provided that Sulzer’s failure to meet the minimum goals is not a result of a Force Majeure as described in Section 9.2, Tutogen shall have the right, in its sole discretion, to undertake for itself or to employ the services of an additional third party, on. an exclusive or a non-exclusive basis, to sell the Product in that Sub-Territory only and for the Field of Use. Tutogen shall exercise its option, if at all, by giving Sulzer written notice of its election no later than 60 days following the end of the Contract Year in question.

3.6	Sales Personnel. Sulzer shall use reasonable efforts to train its sales personnel in techniques for proper use and implantation of the Processed Tissues.
4. Tutogen’s Obligations
4.1	Product Supply. Tutogen agrees to use its best efforts to acquire xenograft and donor allograft bone tissue, process the tissue using the Tutoplast® process according to Sulzer’s forecasts for demand for Products, manufacture the Products, and sell the Products to Sulzer pursuant to purchase orders issued by Sulzer at the transfer prices to which the parties shall agree and list in Schedule C attached hereto. Sulzer shall pay the transfer price to Tutogen within 45 days from the date of Tutogen’s invoice. In no event shall Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen during the term of this Agreement supply allograft bone tissue, whether processed or unprocessed, to a Third Party for further distribution in the Territory for the Field of Use; provided that, Tutogen shall be permitted to deliver unprocessed allograft bone tissue

First Amended International Distribution Agreement - Page 3

pursuant to the RTI Agreement so long as Tutogen’s supply of allograft bone tissue exceeds the demand for Products under this Agreement.

4.2	Termination of Distribution Contracts. Tutogen shall terminate the right of its existing distributors, excluding [***] to distribute the Products for the Field of Use as soon as possible after the Effective Date according to the terms of existing distribution agreements, if any, Schedule D sets forth the dates by which termination of Tutogen’s existing distributors, excluding [***], shall be effective. Sulzer shall have an immediate nonexclusive right to sell the Products for the Field of Use in all countries listed in Schedule D, pending termination of existing distribution agreements, to the extent permissible under existing distribution agreements. The parties shall consult regarding Tutogen’s distributors in [***], which together represent a significant portion of Tutogen’s current revenue from sales of the Products, and Tutogen shall use its best efforts to accommodate Sulzer’s desired distribution in those countries and terminate Tutogen’s existing distributors, if so determined by Sulzer after consultation. Tutogen agrees to insure that any substantial inventory of the Products held by the distributors at the time of their termination is either returned to Tutogen or transferred to Sulzer.
5. Regulatory Matters
5.1	Import Compliance. Tutogen agrees to comply with and maintain compliance with all governmental rules, regulations, statutes, and other laws of any kind necessary to acquire xenograft and donor allograft tissue, manufacture the Products, and deliver the Products to Sulzer within the Territory.

5.2	Regulatory Responsibilities. The parties understand that as of the Effective Date of this Agreement, the Products are regulated by governmental authorities in most of the countries in the Territory, and Tutogen has obtained approvals from such regulatory authorities to sell many of the Products in such countries. As to Products for which Tutogen has not obtained regulatory approval in a particular country as of the Effective Date, or Products that first become regulated in a particular country after the Effective Date, Sulzer, at its own cost, shall be responsible for obtaining regulatory approval for such Product in such country, as an agent for Tutogen; provided that, Sulzer may elect upon written inquiry from Tutogen to remove such Product from Schedule A (for purposes only of the particular country) rather than to seek regulatory approval therefor. In the event that Sulzer elects to remove a regulated Product from Schedule A (as to a particular country), Tutogen shall have the right to seek regulatory approval therefor at its own expense and to sell such Product in the particular country without obligation to Sulzer under this Agreement.

5.4	Clinical Trial Costs. Tutogen agrees to bear all costs related to pre-clinical trials in support of Sulzer’s efforts to obtain regulatory approval for a Product, Sulzer agrees to bear all costs related to clinical trials and filing for, obtaining, and maintaining the regulatory approval.

5.5	Ownership of Approvals. Tutogen shall be the record owner of all regulatory approvals to sell Products in the Territory and for the Field of Use.

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6. Trademark License and Product Labeling
6.1	License Grant. Tutogen grants Sulzer a nonexclusive license under Tutogen’s trademarks, Tutoplast®, Tutobone®, and Spline Line®, to use the trademarks solely in connection with the Products and the marketing thereof within the Territory for the Field of Use.

6.2	Publication Approvals. Sulzer shall provide Tutogen with samples of all marketing and other printed materials utilizing a trademark of Tutogen in advance of publication of the same. Tutogen shall be deemed to have approved such samples for actual use unless it objects in writing within 10 business days following Sulzer’s delivery of same.

6.3	Labeling. Tutogen agrees to include the trademarks of Sulzer on Product labels in a manner mutually agreeable to the parties.
7. Term and Termination
7.1	Term. This Agreement shall be effective on the Effective Date and shall remain in effect for an initial term of 10 Contract Years, unless sooner terminated according to the terms set forth in this Agreement. At the end of the tenth Contract Year and each succeeding anniversary of the Effective Date, this Agreement shall renew automatically for a successive one-year term unless one party gives the other party written notice of termination at least 12 months in advance of the renewal date.

7.2	Material Breach. If either party is in material breach of any obligation in this Agreement, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement will terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured, or (ii) if a breach is incapable of cura within the 60-day period, the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party within 120 days after the giving of notice. If at the end of the 60-day or 120-day period following a notice of termination the parties disagree as to whether the Agreement has terminated as provided in this paragraph, the parties shall continue to perform under this Agreement until an arbitration tribunal constituted as provided in this Agreement has ruled on the matter.

7.3	Insolvency. Either party may terminate this Agreement immediately on delivery of written notice to the other party (i) upon the institution by or against such other party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts; provided that, with respect to involuntary proceedings, such proceedings are not dismissed within 120 days, (ii) upon such other party’s making an assignment for the benefit of creditors, or (iii) upon such other party’s dissolution or ceasing to do business.

7.4	Termination Without Cause. Sulzer shall have the right to terminate this Agreement with or without cause at any time on or after January 15, 2002 provided that Sulzer shall have given Tutogen written notice of termination at

First Amended International Distribution Agreement - Page 5

least 12 months in advance of the termination date. Sulzer’s notice of termination, if any, shall not relieve Sulzer of the obligation thereafter to make the payments set forth in Section 2.2 above, and Sulzer’s termination under this Section 7.4 does not give Sulzer any right to recover payments made prior to the effective date of termination. In the event that Sulzer shall terminate this Agreement without cause as provided in this Section 7.4, neither Sulzer nor any Affiliate of Sulzer shall for a period of one year following the effective date of termination enter into an agreement, either directly or indirectly, to own, operate, advise, or have any interest in any business relating to the Products in the Territory for the Field of Use.

7.5	Reimbursement of Regulatory Expenses. In the event that the Agreement terminates (i) by reason of Tutogen’s notice of termination under Section 7.1, or (ii) by reason of Tutogen’s material breach under Section 7.2, then Tutogen shall be obligated to reimburse Sulzer’s out-of-pocket expenditures, or a portion thereof as determined in this Section 7.5, in obtaining or attempting to obtain regulatory approval for Products under Section 5.2, including the out-of-pocket cost of all pre-clinical, if any, and clinical trials and other expenses directly related to the regulatory approval process (the “Clinical Expenses”). For each Product as to which Sulzer has obtained or attempted to obtain a regulatory approval, Tutogen shall be obligated to reimburse an amount determined by multiplying the Clinical Expenses for that Product by the Reimbursement Ratio. The “Reimbursement Ratio” is

[***]

[***]

[***]

[***] The reimbursement amount shall be paid in three equal annual installments due on the date of termination, one year after termination, and two years after termination, without interest.
8. Representations, Warranties, Indemnities, and Limitations of Liability
8.1	Tutogen. Tutogen represents and warrants to Sulzer, as follows:
8.1.1	Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Tutogen.

8.1.2	Tutogen has the right to grant to Sulzer the rights and licenses granted in this Agreement.

8.1.3	As of the date of this Agreement, and to the best of its knowledge and belief, neither the manufacture, nor the use, nor the sale of the Products in the Territory constitutes a misuse or misappropriation of confidential information or trade secrets or a breach of confidence, and

First Amended International Distribution Agreement - Page 6

does not infringe or violate any valid patent, trademark, or copyright or any other intellectual property rights of any third party. Tutogen has disclosed to Sulzer all patents and other intellectual property rights which, to Tutogen’s knowledge, may have a material effect on Sulzer’s ability to market the Products.

8.1.4	Tutogen has not received notice that the manufacture, use, or sale of the Products violates any patent rights or any other intellectual property right or constitutes a misappropriation or misuse of trade secrets or proprietary information.

8.1.5	Tutogen shall promptly notify Sulzer of any claim of infringement or misappropriation relating to the Products.

8.1.6	To the best of Tutogen’s knowledge and belief, Tutogen’s procurement of donor allograft tissue complies fully with all laws of the country in which the donor tissue is collected, including all national, regional, and local laws.

8.1.7	To the best of Tutogen’s knowledge and belief, Tutogen possesses all governmental and other approvals required for the collection and processing of donor allograft tissue, and Tutogen shall use commercially reasonable efforts to maintain all such approvals throughout the term of this Agreement.

8.1.8	For a period of 12 months from the date of Tutogen’s delivery to Sulzer, each Product shall be free from defects in material, manufacturing, and workmanship, including, but not limited to, disease, excluding defects caused by the abuse, misuse, neglect, or by improper testing, handling, storage, or use by a party other than Tutogen.

8.1.9	During the term of this Agreement, except as required by law or by a pre-existing contractual obligation of Tutogen, Tutogen will not, directly or through an Affiliate, assign, sell, transfer, convey, or otherwise alienate in whole or in part any right to receive donated allograft bone tissue without the prior written agreement of Sulzer.
8.2	Liability for Breach of Product Warranty. If any failure to conform to the representation and warranty set forth in Section 8.1.9 appears within the applicable warranty period, Tutogen will, at its option and expense, correct any such failure by either replacing the defective or non-conforming Product or by repairing such Product. In no event shall the liability of Tutogen in connection with such warranty exceed the cost of replacing or repairing the defective Product. The foregoing shall constitute the exclusive remedy of Sulzer and the sole liability of Tutogen whether in contract or in tort or otherwise relating to a defect of a Product.

8.3	Exclusion of Other Warranties. The representations and warranties stated in Section 8.1 are expressly in lieu of all other warranties, including, but not limited to, any implied warranty of merchantability or of fitness and constitute the only warranties made with respect to any Product.

First Amended International Distribution Agreement - Page 7

8.4	Sulzer. Sulzer represents and warrants to Tutogen, as follows:
8.4.1	Sulzer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validity authorized by Sulzer.
8.5	Indemnity by Tutogen.
8.5.1	Tutogen shall defend, indemnify, and hold harmless Sulzer against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Tutogen of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Tutogen; provided that Sulzer: (a) promptly notifies Tutogen in writing of any such Claim which comes to its attention; (b) allows Tutogen to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Tutogen; and (d) reasonably cooperates with Tutogen in the defense of such Claim, subject to Tutogen’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Sulzer. Sulzer shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

8.5.2	No undertaking of Tutogen under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Tutogen is directed by Sulzer to follow, but only if such alleged infringement or violation does not reside in corresponding Product of Tutogen’s design or selection; or (b) arises from adherence to instructions to apply Sulzer’s trademark, trade name, or other company identification; or (c) resides in a Product which is not of Tutogen’s origin and which is furnished by Sulzer to Tutogen for use under this Agreement; or (d) relates to use of Products or other items provided by Tutogen in combination with other Products or items furnished either by Tutogen or others, which combination was not installed, recommended, or otherwise approved by Tutogen, in the foregoing cases numbered (a) through (d), Sulzer will defend and hold Tutogen harmless, subject to the same terms and conditions and exceptions stated above, with respect to Tutogen’s rights and obligations under this clause.
8.6	Indemnity by Sulzer.
8.6.1	Sulzer shall defend, indemnify, and hold harmless Tutogen against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Sulzer of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Sulzer; provided that Tutogen: (a) promptly notifies Sulzer in writing of any such Claim which comes to its

First Amended International Distribution Agreement - Page 8

attention; (b) allows Sulzer to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Sulzer; and (d) reasonably cooperates with Sulzer in the defense of such Claim, subject to Sulzer’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Tutogen. Tutogen shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

8.6.2	No undertaking of Sulzer under this section shall extend to any such alleged Infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Sulzer is directed by Tutogen to follow, but only if such alleged infringement or violation does not reside in corresponding Product of Sulzer’s design or selection; or (b) arises from adherence to instructions to apply Tutogen’s trademark, trade name, or other company identification; or (c) resides in a Product which is not of Sulzer’s origin and which is furnished by Tutogen to Sulzer for use under this Agreement; or (d) relates to use of Products or other items provided by Sulzer in combination with other Products or other items, furnished either by Sulzer or others, which combination was not installed, recommended or otherwise approved by Sulzer. In the foregoing cases numbered (a) through (d), Tutogen will defend and hold Sulzer harmless, subject to the same terms and conditions and exceptions stated above with respect to Sulzer’s rights and obligations under this clause.
8.7	Limitation of Liability to Third Parties. The liability of Tutogen and Sulzer with respect to any and all claims, actions, proceedings, or suits by any third party alleging infringement of, patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 8.

8.8	Exclusion of Consequential Damages. Neither Tutogen nor Sulzer shall in any event or under any circumstances, including, but not limited to liability, delay, or warranty, be liable to the other for special or consequential damages, including but not limited to, loss of profit or revenue, loss of use of production line, or claims by customers for service interruptions. The remedies for the parties set forth in this Agreement are exclusive.

8.8	RTI Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement is intended to be, or shall be construed as being, a breach, anticipatory or otherwise, of the RTI Agreement as it existed following amendment on 28 June 1999.

9.	Miscellaneous Provisions

9.1	Entire Agreement.
9.1.1	This Agreement, together with the First Amended Umbrella Agreement, the First Amended Option Agreement, the First Amended U.S. Service Agreement, and the First Amended Processed Tissue Development and
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License Agreement, all between the parties or their Affiliates, embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter, including the International Distribution Agreement dated March 8, 2000.

9.1.2	The International Distribution Agreement dated March 8, 2000 is hereby cancelled entirely and superseded by this Agreement.

9.1.3	No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.
9.2	Force Majeure. Neither party will be liable to the other for its failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (Including acts of regulatory authorities and changes in the regulatory scheme for a Product), failure of suppliers, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

9.3	Notices. All notices concerning this Agreement will be written in the English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below:
If to Tutogen:
Tutogen Medical GmbH
Industriestraße 6,
D-91077 Neunkirchen am Brand
GERMANY
Attention: President and CEO
Telephone: 49 9131 7901-10
Facsimile:   49 9131 7901-12
With a copy to:
Dr. Dirk Lange
Foerster + Rutow
Irrestr. 17-19
90403 Nürnberg
GERMANY
Telephone: 49 (911) 23 569 00
Facsimile:   49 (911) 23 569 11
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If to Sulzer:
Sulzer Spine-Tech Inc.
7375 Bush Lake Road
Minneapolis, Minnesota 55439-2027
U.S.A.
Attention: President
Telephone: 1 (612) 832-5600
Facsimile:   1 (612) 832-6874
With a copy to:
Sulzer Medica USA Inc.
3 East Greenway Plaza, Suite 1600
Houston, Texas 77046
U.S.A.
Attention: General Counsel
Telephone: 1 (713) 561-6365
Facsimile:   1 (713) 561-6380
9.4	Governing Law. Recognizing that the laws within different international jurisdictions vary in their content and effect with respect to similar subject matter, and that the parties desire uniformity and predictability in interpretation and enforcement of this Agreement and related agreements with International scope made contemporaneously by the parties and their Affiliates, the parties have agreed to the following provisions regarding applicable law to govern this Agreement. All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of Switzerland (without application of the United Nations Convention on the International Sale of Goods).

9.5	Partial-Invalidity. In the event that any provision of this Agreement will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

9.6	Independent Contractors. Each party will act as an Independent contractor under the terms of this Agreement. Except as otherwise provided in this Agreement, neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

9.7	Nonassignability. Neither this Agreement nor any of the rights, interests, duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 9.7 will be void and of no effect. Subject to this Section 9.7, this Agreement shall be binding upon, inure
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to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

9.8	Compliance With Laws. Notwithstanding other provisions in this Agreement regarding a failure to comply with laws, in performing this Agreement, each Party shall comply with all laws and government regulations applicable in a particular country at all times.

9.9	Arbitration.
9.9.1	In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty (30) days after it is formally presented for resolution by written notice, any party may submit such conflict for resolution to the Chief Executive Officers of the parties.

9.9.2	In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris (“Rules”) by three arbitrators appointed in accordance with the Rules.

9.9.3	The place of arbitration shall be Zurich. The procedural law of this place shall apply where the Rules are silent.

9.9.4	The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

9.9.5	The language to be used in the arbitral proceedings shall be English.
9.10	Confidentiality. The parties acknowledge that by reason of their relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other’s business, plans, customers, technology, and/or products that is considered by a party to be confidential (“Confidential Information”) and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as “CONFIDENTIAL” (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take commercially reasonable precautions (and will cause its Affiliates to take commercially reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential Information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use commercially reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the
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disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. “Confidential Information” does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party. This Section 9.10 shall survive termination of this Agreement for a period of two years.

9.11	Public Relations And Announcements. The parties shall agree upon and issue a press release upon the signing of this Agreement including a summary of the relationship established under this Agreement. No party shall issue a press release or any other published statement that refers to another party, its Affiliates or the other party’s products without first obtaining the agreement of such other party as to the form and content of the statement, which approval shall be timely and not unreasonably withheld.
     In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

Tutogen Medical GmbH		Sulzer Spine-Tech, Inc.

By:	/s/ Manfred Krüger	By:	/s/ P. Richard Lunsford

	Manfred Krüger		P. Richard Lunsford
	Managing Director		President

Date: 29 September, 2000		Date: 29 Sept 2000
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Schedule A — Products

[***]

Schedule B — Minimum Sales Goals

[***]

Schedule C — Transfer Prices

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Schedule D — Termination of Existing Distributors

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CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
Exclusive License and Distribution Agreement
This Agreement is made by Tutogen Medical, Inc., a Florida corporation with offices at 1130 McBride Avenue, West Paterson, NJ 07424 (“Tutogen”) and Centerpulse Spine-Tech Inc., a Delaware corporation with offices at 7375 Bush Lake Road, Minneapolis, Minnesota 55439-2027, U.S.A. (“Spine-Tech” or, together with Tutogen, the “Parties”).
W I T N E S S E T H:
WHEREAS, Tutogen and Spine-Tech each acknowledge that the processing and use of Allograft and Xenograft tissue for human transplantation purposes is in the public interest and in the interest of medicine generally, and that this Agreement will enhance these interests through facilitating the availability of processed tissue for use in medical procedures and thereby advance the medical and scientific application thereof;
WHEREAS, the Parties or their affiliates are parties to a series of agreements, including the First Amended US Service Agreement, as amended, the First Amended Processed Tissue Development and License Agreement, the First Amended Option Agreement, the Termination and Option Agreement, and the First Amended Umbrella Agreement (collectively, the “Prior Agreements”);
WHEREAS, the Parties now wish to redefine the terms governing their relationship by entering into this Agreement; and
WHEREAS, in performing this Agreement, the Parties intend to engage only in conduct that is in full compliance with applicable laws and regulations including, but not limited to, the Food and Drug Administration (FDA) rules pertaining to human and animal tissues for transplantation and the FDA rules pertaining to medical devices and tissues for transplantation, the American Association of Tissue Banks (AATB) Standards and the National Organ Transplant Act;
NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:
1. Definitions
1.1	“Affiliate” shall mean an entity that controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

1.2	“Allograft” shall mean donated human cells and/or tissue intended for transplantation into another human.

1.3	“Binding Annual Minimum Forecast” shall have the meaning set forth in Section 3.9.

1.4	“Binding Order” shall have the meaning set forth in Section 3.6.

1.5	“Biologic Implants” shall mean Xenograft and Allograft bone tissue processed and manufactured by Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen, as listed in Exhibit A attached hereto. The parties shall mutually agree as to the addition of processed tissues to Exhibit A.
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1.6	“Biologic Implant Category” shall mean any of the categories of Biologic Implants listed on Exhibit A and any other categories to which the parties may subsequently agree in writing.

1.7	“Effective Date” shall mean the date as of which authorized representatives of both Parties have executed this Agreement.

1.8	“End-User Fee” shall have the meaning set forth in Section 3.5.

1.9	“Field of Use” shall mean all uses of processed Xenograft and Allograft bone tissue in and adjoining the human spine.

1.10	“Guaranteed Minimum” shall have the meaning set forth in Section 3.9.

1.11	“Medical Devices” shall mean an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar article that is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease and that are regulated by the FDA.

1.12	“Permitted Successor” shall mean any individual, corporation, partnership, joint venture, association, trust, or any other entity or organization of any kind or character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

1.13	“Prior Agreements” shall have the meaning set forth in the Preamble.

1.14	“Ship-In, Ship-Out Kit (“SISO”)” shall mean a kit of multiple sizes or types of Biologic Implants to be delivered to an end-user for use in surgery, whereby a surgeon can select the appropriate size Biologic Implant at the time of surgery, with the kit thereafter returned by the end-user.

1.15	“Specialty Biologic Implants” shall mean Biologic Implants within the following Biologic Implant Categories: ALIF Rings, ALIF Cancellous Blocks, Cervical Specialty Radius, PLIF, and any other Biologic Implants to which the parties may subsequently agree in writing.

1.16	“Specifications” shall mean the manufacturing, packaging, and storage specifications for Biologic Implants as agreed in writing between Tutogen and Spine-Tech.

1.17	“Spine-Tech Services” shall have the meaning set forth in Section 2.1.

1.18	“Termination Date” shall mean March 8, 2010.

1.19	“Territory” shall mean the United States, including its territories and possessions and Canada.

1.20	“Traditional Biologic Implants” shall mean all Biologic Implants that are not Specialty Biologic Implants.

1.21	“Transfer Fee” shall have the meaning set forth in Section 3.3.

1.22	“Third-Party” shall mean a person or entity other than Tutogen, any Tutogen Affiliate, Spine-Tech, any Spine-Tech Affiliate or any officer, director, or employee of Tutogen, any Tutogen Affiliate, Spine-Tech, or any Spine-Tech Affiliate.

1.23	“Tutogen Services” shall have the meaning set forth in Section 3.1.

1.24	“Tutogen Licensed Patents” shall mean any and all patents relating to the Biologic Implants, owned by or licensed to Tutogen (to the extent that a sub-license granted by Tutogen pursuant to this Agreement is permitted under the respective license granted to
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Tutogen), issued in any country from patent applications filed prior to or during the term of this Agreement, including all patents maturing from continuations, continuations-in-part, and divisional applications or reissues or reexaminations of such patents and patent applications, and further including all patents which are foreign counterparts of the foregoing patents and patent applications, regardless of whether such patent matures from a convention or non-convention case, and any other substitution, renewal, extension, addition, utility model, or other patent, in any country, that claims priority based on such an application.

1.25	“Xenograft” shall mean animal tissue intended for transplantation into a human.
2. Grant of Rights
2.1	Exclusive Distributor Appointment. During the term of this Agreement, Tutogen hereby appoints Spine-Tech as its exclusive distributor for Biologic Implants for the Field of Use throughout the Territory. Spine-Tech agrees to use commercially reasonable efforts to distribute Biologic Implants for the Field of Use throughout the Territory. Spine-Tech’s distribution services (“Spine-Tech Services”) shall include, without limitation, (i) developing marketing and training literature and aids for Biologic Implants; (ii) training Spine-Tech marketing and distribution personnel; (iii) conducting training courses and seminars to educate medical professionals, surgeons, customer support staff, hospital personnel and buying groups related to Biologic Implants in the use of Biologic Implants, including educating surgeons and staff on Biologic Implant design, ordering, delivery and stocking procedures; (iv) exhibiting Biologic Implants at medical society meetings; (v) promoting Biologic Implants in association with Spine-Tech’s other educational services and marketing efforts; (vi) supporting at a clinical level the marketing and distribution efforts of Tutogen and Spine-Tech by making available surgical case coverage for Biologic Implants; (vii) proper storage of arid maintenance of a distribution system for an inventory of Biologic Implants for the purpose of meeting the clinical needs of surgeons and hospitals; (viii) designing and developing surgical instruments and surgical techniques for implantation of the Biologic Implants; (ix) distributing sets of surgical instruments for the surgical implantation of Biologic Implants; (x) preparing and maintaining records in compliance with Exhibit F; and (xi) distributing Biological Implants for use in treating injuries to or diseases of the spine.

2.2	Covenant of Exclusivity. In no event shall Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen during the term of this Agreement, either directly or through a Third-Party distributor, supply Allograft or Xenograft bone tissue, whether processed or unprocessed, in the Territory for the Field of Use, subject however to the provisions of the last sentence of Section 3.2.

2.3	License Agreement. Subject to the right of Tutogen under license agreements with third parties to grant sublicenses, Tutogen hereby grants (and will cause its Affiliates to grant) to Spine-Tech and its Affiliates during the term of this Agreement an exclusive, fully paid-up license or sublicense, as the case may be, under all Tutogen Licensed Patents to use and sell the Biologic Implants for the Field of Use throughout the Territory.

2.4	Trademark License. Tutogen grants Spine-Tech a nonexclusive license under Tutogen’s trademarks, Tutoplast®, Spine Line®, and any future trademark adopted by Tutogen in connection with the Biologic Implants or their processing or manufacture, to use the trademarks solely in connection with the Biologic Implants in the performance of Spine-Tech’s Services within the Territory for the Field of Use.
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3. Obligations and Responsibilities of the Parties
3.1	Manufacture of Biologic Implants. To the extent that it can do so without breaching an obligation under a pre-existing agreement Tutogen shall use commercially reasonable efforts to obtain or procure Xenograft and donor Allograft bone tissue, process the tissue using the Tutoplast® process, and manufacture the Biologic Implants according to the Specifications and pursuant to Binding Orders received from Spine-Tech. More specifically, Tutogen’s services under this Agreement (“Tutogen Services”) include, without limitation, (i) identifying donors/animals whose tissue is safe to harvest for the treatment of disease and injuries to human patients; (ii) harvesting, transporting and storing donor/animal tissue according to all applicable regulations; (iii) separately processing the harvested tissue from each donor/animal in a manner that eliminates the threat of disease transmission by cross contamination but preserves the integrity of the tissue for subsequent implantation (i.e., according to the Tutoplast® process); (iv) machining the processed tissue in a clean room environment into Biologic Implants suitable for the treatment of human disease and injury; (v) packaging the Biologic Implants for terminal packaging sterilization that preserves the integrity and assures the sterility of the implants during storage and shipment; (vi) establishing and maintaining quality control and tissue traceability records and procedures designed so that the tissue can be traced from the donor to the end-user (patient) or other final disposition (the parties recognize that certain of this information will need to be obtained by Tutogen from other parties, including Spine-Tech); (vii) maintain tissue reference samples and donor records; (viii) maintain records of customer complaints; and (ix) storing and transporting the Biologic Implants in a manner that preserves the efficacy and sterility of the Biologic Implants.

3.2	Priority of Supply. The Parties acknowledge and agree that Allograft bone is a resource of limited supply and that Tutogen’s obligation under this Agreement to deliver Allograft Biologic Implants to Spine-Tech shall have priority over any obligations of Tutogen to deliver Allograft bone products outside the Territory so long as Tutogen has not yet supplied to Spine-Tech [***] of the Biologic Implants subject to the current year’s BMAF (as defined below). If for a calendar year Tutogen has supplied [***] of the Biologic Implants covered by that year’s BMAF, then Tutogen shall use all commercially reasonable efforts to supply additional Biologic Implants to Spine-Tech per Spine-Tech’s Binding Orders and in such event Tutogen may allocate the supply of Allograft bone products among its customers. In the event of supply constraints affecting Tutogen’s ability to meet Spine-Tech’s Binding Orders and the demands of a Spine-Tech Affiliate, Spine-Tech agrees to cooperate with Tutogen and the Spine-Tech Affiliate in seeking to resolve the matter. Without in any way limiting its obligations under the first sentence of this section, to the extent that it is first able to meet Spine-Tech’s forecasted demand for Biologic Implants, Tutogen may supply excess unprocessed bone tissue to others within the Territory.

3.3	Tutogen’s Transfer Fees. Tutogen alone shall specify the appropriate fee (the “Transfer Fee”) for Tutogen’s services (the parties acknowledge there is no charge associated with donor tissue, the fee includes the reasonable costs of procuring, processing and handling such tissue) in making each of the Biologic Implants available to Spine-Tech for distribution in the Territory. The parties specifically acknowledge that Tutogen’s Transfer Fee is intended to be reasonable payment for the Tutogen Services. Tutogen’s initial Transfer Fees, which shall be effective at least through December 31, 2003, are set
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forth in Exhibit B attached hereto. As of January 1, 2004, Tutogen may increase its Transfer Fees effective 90 days after written notice to Spine-Tech; provided that, Tutogen may increase a Transfer Fee not more than [***] in any [***] period and by no more than [***] on Traditional Biologic Implants or [***] on Specialty Biologic Implants in any [***] period, and further provided that, Tutogen’s Transfer Fee increases shall not be constrained by the foregoing percentage caps to the extent that such increases are justified to the reasonable satisfaction of Spine-Tech by increases in Tutogen’s costs (e.g., due to changes in FDA regulatory requirements or other unforeseen regulatory events) or to the extent that Spine-Tech increases its End-User Fees by a percentage in excess of the foregoing percentage caps.

3.4	SISO Kits and Consignment Inventory

3.4.1 In connection with Binding Orders for inventory of Biologic Implants to be used in Ship-In, Ship-Out Kits (both current and new) or held on consignment on an end-user’s premises, Tutogen’s Transfer Fee shall be [***]. The number of SISO kits to be supplied by Tutogen to Spine-Tech for new biologic implants shall be calculated based upon the past practices of the parties.

3.4.2. The existing consignment inventory of Tutogen relating to Biologic Implants, as reflected on Exhibit D will be transferred to Spine-Tech. Spine-Tech will pay to Tutogen for the Biologic Implants held on consignment, a Transfer Fee equal to [***]. The amount due based upon Exhibit D shall be adjusted to reflect the results of a physical inventory conducted at the time of transfer. The parties acknowledge that the value of consignment inventory each year may increase over the prior year by the corresponding increase in the BMAF for that year.

3.5	Spine-Tech’s End-User Fees. Spine-Tech alone shall specify the appropriate fee (the “End-User Fee”) for its services in making each of the Biologic Implants available to end users in the Territory (the parties acknowledge there is no charge associated with donor tissue, the fee includes the reasonable costs of procuring, processing, handling, marketing, and distributing such tissue). The parties specifically acknowledge that Spine-Tech’s End-User Fee is intended to be reasonable payment for the Spine-Tech Services.

3.6	Order, Delivery and Inspection. Spine-Tech shall submit written orders (“Binding Orders”) to Tutogen specifying the type, quantity, and requested delivery date for each Biologic Implant Spine-Tech desires to receive. Spine-Tech shall submit each Binding Order at least 90 days prior to the requested delivery date. Tutogen, at its expense, shall use commercially reasonable efforts to ship the Biologic Implants for delivery to Spine-Tech by the requested delivery date. Tutogen agrees that all current Biologic Implants shipped by Tutogen shall have a shelf life of at least 42 months as of the date of shipment. Tutogen agrees that the shelf life for new Biologic Implants, shall be the greater of (i) 12 months from the date of irradiation, or (ii) the time period listed on the Biologic Implant’s packaging measured as of the date of shipment, and the parties acknowledge that the shelf life of new Biologic Implants (as reflected on its packaging) is expected to increase over time following the products market introduction. Spine-Tech shall visually inspect Biologic Implants (without breaching the sterile packaging thereof) and shall return ship to Tutogen within three weeks from the date of receipt those Biologic Implants found to be not in conformance with the Specifications along with documentation that the Biologic Implants have been stored and transported in a manner
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that preserves their efficacy and sterility. Spine-Tech agrees to remit the Transfer Fee for Biologic Implants not timely returned as non-conforming.

3.7	Invoicing and Payment. Tutogen shall invoice Spine-Tech for the Transfer Fee upon shipment of the Biologic Implants. Spine-Tech shall pay Tutogen’s invoices within 75 days of the invoice date.

3.8	Quarterly Forecasts. No later than the first business day of each calendar quarter, Spine- Tech shall provide Tutogen with a rolling monthly forecast of anticipated demand for the Biologic Implants for the succeeding twelve-month period. Spine-Tech’s forecasts shall specify the anticipated demand by type of Biologic Implant and by month. Spine-Tech shall incur no liability to Tutogen in the event that Spine-Tech’s Binding Orders for Biologic Implants differ from Spine-Tech’s quarterly forecasts, subject however to Spine-Tech’s BMAF obligations under Section 3.9.

3.9	Binding Minimum Annual Forecast.

3.9.1 As consideration for the exclusive distribution rights granted in Section 2.1, Spine-Tech will provide Tutogen with a binding minimum annual forecast of annual fees for Biologic Implants (“Binding Minimum Annual Forecast” or “BMAF”) by the first business day in October each year. The BMAF shall specify for each Biologic Implant Category (i) a forecast for the total End-User Fees expected to be received for the year and (ii) the total Transfer Fees payable to Tutogen based on achievement of [***] of the total forecasted End-User Fees (the “Guaranteed Minimum”). If Tutogen believes it may not be capable of meeting the estimated demand for a Biologic Implant Category, it shall notify Spine-Tech in writing of its objection stating the nature of its objection and the amount it is capable of supplying for each category to which it objects and the parties shall use reasonable efforts to resolve the matter. If they are unable to do so the BMAF shall be reduced to reflect the amount that Tutogen has indicated it is capable of supplying for that Biologic Implant Category but in no event can the reduction be more than [***]. As a means of ensuring that Spine-Tech is using commercially reasonable efforts to distribute the Biologic Implants, the parties agree that the total End-User Fees forecasted in the BMAF for each year shall exceed by at least [***] the total End-User Fees forecasted in the BMAF for the preceding year. The BMAF for 2003 is attached hereto as Exhibit E.

3.9.2 In the event that the total of all Transfer Fees paid to Tutogen for Biologic Implants in any Biologic Implant Category for a given year is less than the Guaranteed Minimum for that Biologic Implant Category, provided that Spine-Tech’s failure to achieve the Guaranteed Minimum is not a result of a Force Majeure as described in Section 8.2 and is not a result of a failure by Tutogen to deliver on a timely basis Biologic Implants specified by Spine-Tech in a Binding Order, Spine-Tech shall deliver to Tutogen no later than the first business day in March of the succeeding year a Binding Order for such Biologic Implants as are necessary to achieve the Guaranteed Minimum for that Biologic Implant Category. In the event that Tutogen fails to deliver Biologic Implants within [***] of the date specified in a Binding Order, then the Guaranteed Minimum for the Biologic Implant Category so affected shall be reduced by [***] of the Transfer Fees for the number of Biologic Implants [***] [***]. In the event that Tutogen delivers Biologic Implants [***] after the delivery date specified in a Binding Order, then the Guaranteed Minimum for the Biologic Implant Category so affected shall be reduced by [***] of the Transfer Fees for the number of Biologic Implants [***].
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3.9.3 As security for its obligations with respect to the Guaranteed Minimums, Spine-Tech agrees to deliver no later than February 15 of each year a written guarantee by Centerpulse Ltd. (or its successor), substantially in the form attached hereto as Exhibit C, for payment of the Guaranteed Minimums for that year. If Spine-Tech fails to deliver the guarantee by February 15, Tutogen shall request in writing that Spine-Tech provide the guarantee within 30 days. If Spine-Tech then fails to deliver the guarantee with such 30 day period, then Tutogen shall be entitled to terminate the Agreement with immediate effect on written notice to Spine-Tech. Notwithstanding the above, the guarantee for 2003 is to be provided by May 15, 2003.
3.10	Instrumentation. Spine-Tech, at its sole expense, shall be responsible for the design and manufacture of instrumentation needed for the surgical implantation of the Biologic Implants.

3.11	Reports. Beginning with the month of May of 2003, Spine-Tech shall provide a monthly report to Tutogen setting forth the total End-User Fees invoiced in the preceding month and year-to-date and the average End-User Fee by Biologic Implant Category for the preceding month and year-to-date. Tutogen shall provide a monthly report to Spine-Tech setting forth by Biologic Implant Category (i) the number of Biologic Implants currently in production and (ii) the number of Biologic Implants currently held in inventory. For all sales prior to May 1, 2003 for which Tutogen has not yet paid Spine-Tech its marketing fees, Tutogen shall provide a monthly report to Spine-Tech of Spine-Tech customer accounts receivable aging for Tutogen, by the 15th day of the following month. For all such sales, Tutogen shall also provide a monthly report to Spine-Tech of cash collected by Tutogen for Spine-Tech customers, by the 15th day of the following month. Any marketing fees due Spine-Tech shall be remitted with such report.

3.12	Changes in Tissue Processing and Manufacturing. Tutogen shall notify Spine-Tech in writing regarding any proposed modifications to its tissue processing procedures or its Biologic Implant manufacturing process at least 60 days prior to the proposed date for implementing such modifications (the “Modification Date”). As to any proposed modification, Spine-Tech shall have a right to approve or disapprove any such proposed modification based on demonstrable concerns relating to patient safety or the efficacy of the Biologic Implant; however, Spine-Tech’s approval shall not be unreasonably withheld, and Spine-Tech shall be deemed to have approved any such modification proposed by Tutogen if Spine-Tech has not provided Tutogen written notice that it opposes the modification and the reasons therefore at least 15 days prior to the Modification Date. Spine-Tech shall have no right of approval under this Section 3.12 if such modification is required by government laws or regulations.
4. Development of New Biologic Implants
4.1	The Parties either alone or in cooperation with one another may develop new Biologic Implants. If the parties agree to cooperate in the development of a new Biologic Implant, they shall agree to a specification, a development schedule and a budget allocating the costs and responsibilities between them.
5. Regulatory Matters
5.1	Import Compliance. Tutogen agrees to comply with and maintain compliance with all applicable governmental rules, regulations, statutes and other laws of any kind necessary
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to manufacture, import into and distribute the Biologic Implants within the Territory, including, without limitation, FDA laws, regulation and guidance, including the then current Good Tissue Practices Regulations), the National Organ Transplant Act, the AATB Standards and other generally accepted industry standards.

5.2	Medical Device Approvals. The parties understand that as of the date of this Agreement, Biologic Implants made from processed Xenograft tissues, are a Medical Device. In the event that a Xenograft processed tissue is added as a Biologic Implant, or in the event that the FDA commences regulation of Allograft Biologic Implants as a Medical Device or other matter subsequent to the Effective Date, Spine-Tech, as agent for Tutogen, shall be responsible for assisting Tutogen in obtaining and maintaining approval from the FDA to make such regulated Biologic Implant available in the Territory for the Field of Use, including the conduct of preclinical studies and clinical trials, as provided in Section 5.3, and the preparation and filing of all applications, reports, and other documents for the FDA; provided that, Spine-Tech may elect within 90 days following the effective date of such FDA regulation to remove such regulated Biologic Implant from Schedule A rather than to seek approval therefore from the FDA. Spine-Tech’s election to remove a regulated Biologic Implant from Schedule A shall not be a basis for termination of the Agreement by Tutogen. In the event that Spine-Tech elects to remove a regulated Biologic Implant from Schedule A, Tutogen shall have the right to seek FDA approval therefore at its own expense and to make such processed tissue available to users without obligation to Spine-Tech under this Agreement.

5.3	Costs for Clinical Studies. In the event that Spine-Tech agrees to undertake regulatory approval for a Biologic Implant as a Medical Device, Tutogen agrees to bear all costs related to pre-clinical studies in support of Spine-Tech’s efforts to obtain FDA approvals for Biologic Implants. Spine-Tech agrees to bear all other costs, including the costs for all clinical trials and the costs for preparation and filing of all applications, reports, and other documents for obtaining and maintaining the approvals.

5.4	Ownership of Approvals. Tutogen shall be the record owner of all FDA approvals to make regulated Biologic Implants available in the Territory for the Field of Use.

5.5	Assistance to Spine-Tech. Tutogen, at its own expense, agrees to provide such assistance and support to Spine-Tech, as Spine-Tech may reasonably request in the performance of Spine-Tech’s obligations under this Section 5.

5.6	Regulatory Requirements for Distributors. Spine-Tech agrees to comply with Tutogen’s Regulatory Requirements for Distributors, as set forth in Exhibit F attached hereto and other applicable laws or regulations. To the extent that a requirement in the attached Regulatory Requirements for Distributors conflicts with a term in the body of this Agreement, the term in the body of this Agreement shall control over the term in the attached Regulatory Requirements for Distributors.

5.7	Complaint-Handling Procedures. Each Party shall notify the other in writing within five business days, or earlier if required by applicable law or regulation, following receipt of notice of a complaint (including an actual or potential adverse event) regarding a Biologic Implant, whether distributed by Spine-Tech or another distributor, including copies of any documentation received in connection with the complaint. Tutogen shall be responsible for investigating, monitoring, reporting and resolving all complaints from surgeons, hospitals and patients related to a Biologic Implant, including the preparation and filing of any Medical Device reports or other adverse event report with appropriate regulatory agencies. Within 30 days, or in the case of (iii) below, within 5 days, following Spine-Tech’s request, Tutogen shall provide Spine-Tech (i) with a report
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listing all complaints related to specified Biologic Implants for a specified period, or (ii) with a report describing the resolution or current status of a specific complaint, or (iii) with specific tissue donor information, subject to Tutogen’s compliance with its obligations relating to donor confidentiality. Spine-Tech shall provide reasonable assistance and cooperation to Tutogen in the handling of complaints.

5.8	Policies and Procedures. Each Party shall have coordinated policies and procedures for handling Biologic Implants covered by this Agreement for: (i) customer complaints; (ii) the reporting and investigation of errors and accidents that may affect the safety, purity, or potency of a product; (iii) implementation of corrective and preventive action; product process investigations; (iv) adverse outcome; and (v) product recalls. These procedures shall outline notification timelines that are consistent with all applicable laws and regulation. Upon written request a party shall make such policies and procedures available to the other party for review and comment.

5.9	Product Recalls. In the event of a recall of Biologic Implants due solely to the fault or actions of one party, such party shall bear the entire costs of the recall. In all other cases, the costs shall be borne equally.
6. Term and Termination
6.1	Term. This Agreement shall be effective on the Effective Date and shall remain in effect through the Termination Date, unless sooner terminated according to the terms set forth in this Agreement. On the Termination Date and each succeeding anniversary of the Termination Date, this Agreement shall renew automatically for successive one-year terms unless one party gives the other party written notice of termination at least 12 months in advance of the renewal date.

6.2	Material Breach. If either party is in material breach of any obligation in this Agreement, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement will terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured, or (ii) if a breach is incapable of cure within the 60-day period, the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party within 120 days after the giving of notice. If at the end of the 60-day or 120-day period following a notice of termination the parties disagree as to whether the Agreement has terminated as provided in this paragraph, the parties shall continue to perform under this Agreement until an arbitration tribunal constituted as provided in this Agreement has ruled on the matter; provided that, if a party attempts without the prior written consent of the other party to assign its rights, interests, duties, or obligations under this Agreement to a Third Party in violation of Section 8.7, then the other party shall have the right to terminate this Agreement immediately on written notice with no obligation to await final resolution of an arbitration proceeding, and the first party may seek emergency relief in the courts, notwithstanding such party’s obligation to arbitrate disputes arising from this Agreement.

6.3	Insolvency. Either party may terminate this Agreement immediately on delivery of written notice to the other party (i) upon the institution by or against such other party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts; provided that, with respect to involuntary proceedings, such proceedings are not dismissed within 120 days, (ii) upon such other party’s making
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an assignment for the benefit of creditors, or (iii) upon such other party’s dissolution or ceasing to do business.

6.4	Termination Without Cause. Spine-Tech shall have the right to terminate this Agreement without cause at any time; provided that, Spine-Tech shall have given Tutogen written notice of termination at least 12 months in advance of the termination date. In the event that Spine-Tech terminates this Agreement without cause as provided in this Section 6.4, neither Spine-Tech nor any Affiliate of Spine-Tech shall for a period of one year following the effective date of termination enter into an agreement, either directly or indirectly, to own, operate, advise, or have any interest in any business relating to the Biologic Implants in the Territory for the Field of Use.

6.5	Interruption of Donor Availability. Notwithstanding the Force Majeure provision in Section 8.2, in the event that Tutogen is unable to supply Biologic Implants for a continuous period of six months because Tutogen, for whatever reason, is unable to obtain tissue donors, Spine-Tech shall have the right to terminate this Agreement. In the event that Spine-Tech terminates this Agreement pursuant to this Section 6.5, Tutogen shall be entitled to retain any payments made by Spine-Tech.

6.6	Reimbursement of Regulatory Expenses. In the event that the Agreement terminates (i) by reason of Tutogen’ s notice of termination under Section 6.1, or (ii) by reason of Tutogen’s material breach under Section 6.2, then Tutogen shall be obligated to reimburse Spine-Tech’s out-of-pocket expenditures, or a portion thereof as determined in this Section 6.6, in obtaining or attempting to obtain regulatory approval for Biologic Implants under Section 5.2, including the out-of-pocket cost of all pre-clinical, if any, and clinical trials and other expenses directly related to the regulatory approval process (the “Clinical Expenses”). For each Biologic Implant as to which Spine-Tech has obtained or attempted to obtain a regulatory approval, Tutogen shall be obligated to reimburse an amount determined by multiplying the Clinical Expenses for that Biologic Implant by the Reimbursement Ratio. The “Reimbursement Ratio” is

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[***] The reimbursement amount shall be paid in three equal annual installments due within 60 days of the date of termination, one year after termination, and two years after termination, without interest.

6.7.	Post-Termination Inventory. Upon termination of this Agreement, Spine-Tech shall have the right to distribute its remaining inventory of Biologic Implants.
7. Representations, Warranties, Indemnities, and Limitation of Liabilities
7.1	Tutogen. Tutogen represents and warrants to Spine-Tech, as follows:
7.1.1	Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution,
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delivery, and performance of this Agreement have been validly authorized by Tutogen.

7.1.2	Tutogen has the right to grant to Spine-Tech the rights and licenses granted in this Agreement.

7.1.3	As of the effective date of this Agreement, and to the best of its knowledge and belief, neither the processing of, nor the use of, nor the collection of fees related to the Biologic Implants in the Territory constitutes a misuse or misappropriation of confidential information or trade secrets or a breach of confidence, and does not infringe or violate any valid patent, trademark, or copyright or any other intellectual property rights of any third party. Tutogen has disclosed to Spine-Tech all patents and other intellectual property rights which, to Tutogen’s knowledge, may have a material effect on Spine-Tech’s ability to make available the Biologic Implants.

7.1.4	Tutogen has not received notice that the processing of, use of, or collection of fees related to the Biologic Implants violates any patent rights or any other intellectual property right or constitutes a misappropriation or misuse of trade secrets or proprietary information.

7.1.5	Tutogen shall promptly notify Spine-Tech of any claim of infringement or misappropriation relating to the Biologic Implants.

7.1.6	To the best of Tutogen’s knowledge and belief, Tutogen’s procurement of donor Allograft tissue complies fully with all laws of the country in which the donor tissue is collected, including all national, regional, and local laws.

7.1.7	To the best of Tutogen’s knowledge and belief, Tutogen possesses all governmental and other approvals required for the collection and processing of donor Allograft tissue, and Tutogen shall use reasonable efforts to maintain all such approvals throughout the term of this Agreement.

7.1.8	To the best of Tutogen’s knowledge and belief, Tutogen’s distribution of the Biologic Implants as contemplated under this Agreement complies fully with the United States National Organ Transplant Act, 42 U.S.C. section 274e. Tutogen shall give Spine-Tech immediate notice in the event that Tutogen becomes aware of an investigation or inquiry from any regulatory or governmental authority of a potential violation of NOTA.

7.1.9	With respect to the Biologic Implants listed on Exhibit A, as of the Effective Date, for a period of at least 42 months from the date of Tutogen’s shipment to Spine-Tech, each Biologic Implant shall be free from defects in material, manufacturing, and workmanship, including, but not limited to, disease, excluding defects caused by the abuse, misuse, neglect, or by improper testing, handling, storage, or use by a party other than Tutogen. With respect to new Biologic Implants, for a period which is the greater of (i) 12 months from the date of irradiation, or (ii) the time period listed on the Biologic Implant’s packaging measured as of the date of shipment, each such new Biologic Implant shall be free from defects in material, manufacturing, and workmanship, including, but not limited to, disease, excluding defects caused by the abuse, misuse, neglect, or by improper testing, handling, storage, or use by a party other than Tutogen.
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7.1.10	During the term of this Agreement, except as required by law or by a pre-existing contractual obligation of Tutogen, Tutogen will not, directly or through an Affiliate, assign, sell, transfer, convey, or otherwise alienate in whole or in part any right to receive donated Allograft bone tissue which will or may affect Tutogen’s commitment to meet its obligations under this Agreement without the prior written agreement of Spine-Tech, provided however, that Tutogen may reject Allograft bone tissue that is not within its specifications.
7.2	Liability for Breach of Biologic Implant Warranty. If any failure to conform to the representation and warranty set forth in Section 7.1.9 appears within the applicable warranty period, Tutogen will, at its option and expense, correct any such failure either by replacing the defective or non-conforming Biologic Implant or by repairing such Biologic Implant. In no event shall the liability of Tutogen in connection with such warranty exceed the cost of replacing or repairing the defective Biologic Implant. The foregoing shall constitute the exclusive remedy of Spine-Tech and the sole liability of Tutogen whether in contract or in tort or otherwise relating to a defect of a Biologic Implant.

7.3	Exclusion of Other Warranties. The representations and warranties stated in Section 7.1 are expressly in lieu of all other warranties, including, but not limited to, any implied warranty of merchantability or of fitness, and constitute the only warranties made with respect to any Biologic Implant.

7.4	Spine-Tech. Spine-Tech represents and warrants to Tutogen, as follows:
7.4.1	Spine-Tech has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Spine-Tech.
7.5	Indemnity by Tutogen.
7.5.1	Tutogen shall defend, indemnify, and hold harmless Spine-Tech against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Tutogen of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Tutogen; provided that Spine-Tech: (a) promptly notifies Tutogen in writing of any such Claim which comes to its attention; (b) allows Tutogen to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Tutogen; and (d) reasonably cooperates with Tutogen in the defense of such Claim, subject to Tutogen’s payment of all reasonable out-of-pocket expenses associated with such cooperation by Spine-Tech. Spine-Tech shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

7.5.2	No undertaking of Tutogen under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Tutogen is directed by Spine-Tech to follow, but only if such alleged infringement or violation does not reside in a corresponding Biologic Implant
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of Tutogen’s design or selection; or (b) arises from adherence to instructions to apply Spine-Tech’s trademark, trade name, or other company identification; or (c) resides in a Biologic Implant which is not of Tutogen’s origin and which is furnished by Spine-Tech to Tutogen for use under this Agreement; or (d) relates to use of Biologic Implants or other items provided by Tutogen in combination with other Biologic Implants or items furnished either by Tutogen or others, which combination was not installed, recommended, or otherwise approved by Tutogen. In the foregoing cases numbered (a) through (d), Spine-Tech will defend and hold Tutogen harmless, subject to the same terms and conditions and exceptions stated above, with respect to Tutogen’s rights and obligations under this clause.
7.6	Indemnity by Spine-Tech.
7.6.1	Spine-Tech shall defend, indemnify, and hold harmless Tutogen against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses (“Claims”) to the extent that such Claims arise from or are based upon: (i) material breach by Spine-Tech of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Spine-Tech; provided that Tutogen: (a) promptly notifies Spine-Tech in writing of any such Claim which comes to its attention; (b) allows Spine-Tech to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Spine-Tech; and (d) reasonably cooperates with Spine-Tech in the defense of such Claim, subject to Spine-Tech’s payment of ail reasonable out-of-pocket expenses associated with such cooperation by Tutogen. Tutogen shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

7.6.2	No undertaking of Spine-Tech under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Spine-Tech is directed by Tutogen to follow, but only if such alleged infringement or violation does not reside in a corresponding Biologic Implant of Spine-Tech’s design or selection; or (b) arises from adherence to instructions to apply Tutogen’s trademark, trade name, or other company identification; or (c) resides in a Biologic Implant which is not of Spine-Tech’s origin and which is furnished by Tutogen to Spine-Tech for use under this Agreement; or (d) relates to use of Biologic Implants or other items provided by Spine-Tech in combination with other Biologic Implants or other items, furnished either by Spine-Tech or others, which combination was not installed, recommended or otherwise approved by Spine-Tech. In the foregoing cases numbered (a) through (d), Tutogen will defend and hold Spine-Tech harmless, subject to the same terms and conditions and exceptions stated above with respect to Spine-Tech’s rights and obligations under this clause.
7.7	Limitation of Liability to Third Parties. The liability of Tutogen and Spine-Tech with respect to any and all claims, actions, proceedings, or suits by any third party alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 7.
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7.8	Exclusion of Consequential Damages. Neither Tutogen nor Spine-Tech shall in any event or under any circumstances, including, but not limited to liability, delay, or warranty, be liable to the other for special or consequential damages, including but not limited to, loss of profit or revenue, loss of use of production line, or claims by customers for service interruptions. The remedies for the parties set forth in this Agreement are exclusive.

8.	Miscellaneous Provisions

8.1	Entire Agreement.
8.1.1	This Agreement embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter.

8.1.2	No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.
8.2	Force Majeure. Neither party will be liable to the other for its failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (including acts of regulatory authorities and changes in the regulatory scheme for a Biologic Implant), failure of suppliers, acts of terrorism, or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

8.3	Notices. All notices concerning this Agreement will be written in the English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below:
If to Tutogen:
Tutogen Medical, Inc.
1130 McBride Avenue, Third Floor
West Paterson, NJ 07424
Attention: President and CEO
Telephone: (973) 785-0004
Facsimile:  (973) 785-1930
With a copy to:
Tutogen Medical GmbH
Industriestrabe 6,
D-91077 Neunkirchen am Brand
GERMANY
Attention: Managing Director
Telephone: 49 (9134) 9988 110
Facsimile:  49 (9134) 9988 119
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If to Spine-Tech:
Centerpulse Spine-Tech Inc.
7375 Bush Lake Road
Minneapolis, Minnesota 55439-2027
Attention: President
Telephone: (952) 832-5600
Facsimile:   (952) 832-6874
With a copy to:
Centerpulse Spine-Tech Inc.
7375 Bush Lake Road
Minneapolis, Minnesota 55439-2027
Attention: Vice President — Legal
Telephone: (952) 832-5600
Facsimile:   (952) 832-6874
8.4	Governing Law. All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of the State of Florida, without application of principles of conflicts of laws.

8.5	Partial Invalidity. In the event that any provision of this Agreement will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions. In addition, in the event that a regulatory or other governmental enforcement authority determines that the Parties’ relationship or the fees paid to the parties in connection with the Biologic Implants are improper, the Parties agree that this Agreement shall be reformed to the extent necessary to render the relationship or fees proper.

8.6	Independent Contractors. Each party will act as an independent contractor under the terms of this Agreement. Except as otherwise provided in this Agreement, neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

8.7	Nonassignability. Neither this Agreement nor any of the rights, interests, duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 8.7 will be void and of no effect. Subject to this Section 8.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

8.8	Compliance With Laws. Notwithstanding other provisions in this Agreement regarding a failure to comply with laws, in performing this Agreement, each Party shall comply with all applicable state and federal laws and government regulations at all times, including but not limited to the National Organ Transplant Act and any applicable laws and all
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FDA regulations that pertain to Allograft or Xenograft tissues for transplantation. The Parties understand and agree that both will operate in conformity with all AATB current standards of practice when such standards are not in contravention to any federal, state or local law. In addition, the Parties agree that their conduct and the performance of their obligations hereunder shall be strictly in accordance with all conditions set forth on any applicable donation consent form that was obtained and executed in connection with the provision of tissue pursuant to this Agreement and of which a Party has prior notice.

8.9	Arbitration. In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty (30) days after it is formally presented for resolution by written notice to the other, any party may submit such conflict for resolution to the Chief Executive Officers of the parties. In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the dispute shall be resolved by binding arbitration before a single arbitrator conducted according to the Rules for Non-Administered Arbitration of Commercial Disputes of the Center for Public Resources. The arbitration proceeding shall be conducted in New York, New York.

8.10	Confidentiality. The parties acknowledge that by reason of their relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other’s business, plans, customers, technology, and/or Biologic Implants that is considered by a party to be confidential (“Confidential Information”) and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as “CONFIDENTIAL” (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take reasonable precautions (and will cause its Affiliates to take reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential Information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. “Confidential Information” does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party. This Section 9.10 shall survive termination of this Agreement for a period of two years.
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8.11	Inspections. Tutogen and Spine-Tech each agree to allow the other to inspect their respective facilities and review their respective procedures and methods of operation with respect to their obligations under this agreement once every twelve months. Any such inspection must be during normal business hours, upon reasonable notice, and scheduled at a mutually convenient time. The party conducting the inspection shall provide reasonable advance notice of its desire to inspect; the nature of the inspection; and identify the staff that will perform the inspection. During the inspection such party agrees to maintain in confidence any information obtained or observed as part of such inspection and conduct themselves in such a manner as to minimize the disruption to day-to-day operations.

8.12	Disposal of Tissue. If Allograft or Xenograft bone tissue provided under this Agreement is deemed by Spine-Tech as not acceptable for transplantation, Spine-Tech is authorized to dispose of the tissue in accordance with applicable law and regulations.

8.13	Signatures and Counterparts. Signatures of the parties may be transmitted via facsimile and this agreement may be executed in one or more counterparts each of which shall be an original and all of which shall constitute together the same document.

9.	Provisions Related to Transition from the Prior Agreements

9.1	Termination of the Prior Agreements. As of the Effective Date, the Prior Agreements shall terminate and cease to be of any force or effect except as provided in this Section 9.

9.2	Fees Due Spine-Tech. Any Service Fees owed by Tutogen as of the Effective Date shall be remitted to Spine-Tech within thirty (30) days after Tutogen collects the underlying outstanding receivable from the end user. Upon reasonable notice to Tutogen, Spine-Tech shall have the right to have an independent certified public accountant, selected by Spine-Tech and reasonably acceptable to Tutogen, audit Tutogen’s records during normal business hours to verify all records pertaining to the calculation of the Service Fee; provided, however, that such audit shall not take place more frequently than once a year and shall not cover records for more than the preceding four (4) years. Any such audit shall be at the expense of Spine-Tech unless such audit concludes that Tutogen has underpaid the Service Fee by more than five percent, in which case such audit shall be at the expense of Tutogen. In addition, Spine-Tech may offset its obligations under Sections 9.3 and 9.4 below against any fees due Spine-Tech by Tutogen, such offset not to exceed $300,000.

9.3	Existing Ship-In, Ship-Out Inventory. Spine-Tech agrees to submit a Binding Order to purchase Tutogen’s existing inventory of Ship-In, Ship-Out Kits as detailed in Exhibit D. The Transfer Fee for this inventory shall be [***] Payment terms shall be [***].

9.4	Consignment Inventory. The Parties acknowledge that as of the Effective Date Tutogen has entered into and maintains certain obligations with respect to agreements with certain end users relating to consignment of Biologic Implants to such end users, as reflected on Exhibit D. The Parties hereby agree that Tutogen will continue to administer such agreements for a period of up to 90 days following the Effective Date, during which time Spine-Tech will arrange with the end users to assume responsibility for such consignment inventory. Tutogen agrees to cooperate with transition of its consignment obligations to Spine-Tech. Tutogen’s Transfer Fee in connection with existing consignment inventory shall be [***].
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9.5	Outstanding Marketing Fees. Upon execution, any then outstanding marketing fees due Spine-Tech will be remitted by Tutogen only upon collection of the underlying outstanding receivable from the tissue user. Tutogen agrees to use reasonably diligent efforts to collect such amounts.

9.6	Outstanding Service Fees. The parties agree to use reasonable efforts to resolve within the next 45 days, the issue of the outstanding service fees due Spine-Tech from Tutogen for services prior to the Effective Date. The parties also acknowledge that the offset of up to $300,000 per Section 9.2 is not an admission by Tutogen that such amount is due to Spine-Tech.
This space intentionally left blank
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     In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

Tutogen Medical, Inc.		Centerpulse Spine-Tech, Inc.

By:	/s/ Manfred Krüger	By:	/s/ Michael McCormick

Manfred Krüger, President and Chief Executive Officer		Michael McCormick, President

Date: 10.04.03		Date: 4/8/03
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Exhibit A — Biologic Implants

Category	Item	Description

[***]	[***]	[***]

EXHIBIT B — INITIAL TRANSFER FEES
[***]

Page 1 of 2	TTG 2003 Contact Exhibit B — Transfer Fees.xls

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].
Amendment to Exclusive License and Distribution Agreement
This Amendment (this “Amendment”) amends that certain Exclusive License and Distribution Agreement dated on or around April 8, 2003 between Tutogen Medical, Inc., a Florida corporation with offices at 1130 McBride Avenue, West Paterson, NJ 07424 (“Tutogen”) and Zimmer Spine, Inc. (f/k/a Centerpulse Spine-Tech Inc.), a Delaware corporation with offices at 7375 Bush Lake Road, Minneapolis, Minnesota 55439-2027, U.S.A. (“Zimmer Spine” or, together with Tutogen, the “Parties”) (the “Original Agreement”),
W I T N E S S E T H:
WHEREAS, the Parties wish to amend the Original Agreement by entering into this Amendment;
NOW, THEREFORE, in consideration of the terms and conditions set forth below, the parties hereby agree as follows:
1. Amendments to Definitions
1.1	References throughout the Original Agreement to “Spine-Tech” shall be deleted and replaced with “Zimmer Spine”.

1.2	Sections 1.3 and 1.16 shall each be amended and restated in their entirety to read as follows:
1.3	“Annual Minimum Forecast” or “AMF” shall have the meaning set forth in Section 3.9.

1.16	“Specifications” shall mean the manufacturing, packaging, and storage specifications for Biologic Implants as set forth in Exhibit G and as agreed in writing by authorized representatives of Tutogen and Zimmer Spine.
1.3	References throughout the Original Agreement to “Binding Annual Minimum Forecast” or “BMAF” shall be deleted and replaced with “Annual Minimum Forecast”.

1.4	A new definition shall be added in Section 1.26 to read as follows:
1.26	“Steering Committee” shall mean a standing committee made up of representatives of both Parties, made up of three (3) senior representatives from each Party, and representing, to the extent feasible, the (i) sales/marketing, (ii) operations and (iii) business development or finance functions of each Party.
2. Amendments in Section 3
2.1	Section 3.3 shall be amended and restated in its entirety to read as follows:
3.3	Tutogen’s Transfer Fees. Tutogen alone shall specify the appropriate fee (the “Transfer Fee”) for Tutogen’s services (the parties acknowledge there is no charge associated with donor tissue, the fee includes the

CONFIDENTIAL	Amendment to Exclusive License and Distribution Agreement - Page 1

reasonable costs of procuring, processing and handling such tissue) in making each of the Biologic Implants available to Zimmer Spine for distribution in the Territory. The parties specifically acknowledge that Tutogen’s Transfer Fee is intended to be reasonable payment for the Tutogen Services. Tutogen’s initial Transfer Fees, which shall be effective at least through December 31, 2005, are set forth in Exhibit B attached hereto. As of January 1, 2006. Tutogen may increase its Transfer Fees effective 90 days after written notice to Zimmer Spine; provided that such increases are justified to the reasonable satisfaction of Zimmer Spine by increases in Tutogen’s costs (e.g. due to changes in FDA regulatory requirements, other unforeseen regulatory events, or due to cost increases in tissue sourcing). If Zimmer Spine has been able to increase its End-User Fees over the prior year’s End-User Fees, then Tutogen may increase its Transfer Fee utilizing the same percentage increase as Zimmer Spine’s rate increase. If Zimmer Spine’s End-User Fees decrease from the prior year, Tutogen will negotiate in good faith a proportionate reduction in the Transfer Fees.
2.2	Section 3.4 shall be deleted in its entirety.

2.3	In Section 3.6, the fourth sentence shall be deleted and replaced with the following:

Tutogen agrees that all Biologic Implants shipped by Tutogen shall have a shelf life of at least 30 months as of the date of shipment, provided that Zimmer Spine may, by mutual agreement with Tutogen, accept product with a lower shelf life.

2.4	In Section 3.7, the second sentence shall be deleted and replaced with the following:

Zimmer Spine shall pay Tutogen’s invoices within 75 days of the invoice date or sooner if so mutually agreed by the parties, subject to offset for any product returns pursuant to Section 3.6 that have not already been credited.

2.5	Section 3.8 shall be amended and restated in its entirety to read as follows:
3.8	Monthly Forecasts. No later than the first business day of each calendar month, Zimmer Spine shall provide Tutogen with a rolling monthly forecast of anticipated demand for the Biologic Implants for the succeeding twelve-month period. Zimmer Spine’s forecasts shall specify the anticipated demand by type of Biologic Implant and by month. The first four (4) months of each rolling forecast shall be binding on Zimmer Spine and shall be confirmed by appropriate Binding Orders, but with respect to any rolling forecast Zimmer Spine shall incur no liability to Tutogen with regards to the last eight (8) months thereof, subject however to Zimmer Spine’s Annual Minimum Forecast obligations under Section 3.9.

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2.6	Section 3.9 shall be amended and restated in its entirety to read as follows:
3.9	Annual Minimum Forecast.
3.9.1	The rolling forecast provided by Zimmer Spine with respect to any 12-month period beginning in January will constitute Zimmer Spine’s annual minimum forecast of annual fees for Biologic Implants (“Annual Minimum Forecast” or “AMF”). Such AMF shall specify for each Biologic Implant Category (i) a forecast for the total End-User Fees expected to be received for the year and (ii) the total Transfer Fees payable to Tutogen based on achievement of [***] of the total forecasted End-User Fees (the “Guaranteed Minimum”). If Tutogen believes it may not be capable of meeting the estimated demand for a Biologic Implant Category, it shall notify Zimmer Spine in writing of its objection stating the nature of its objection and the amount it is capable of supplying for each category to which it objects. Zimmer Spine will then revise its AMF based on Tutogen’s projected capabilities and submit a revised AMF to Tutogen. The parties shall use reasonable efforts to resolve the matter. If they are unable to do so then Zimmer Spine’s latest revised AMF shall go into effect for the following year. As a means of ensuring that Zimmer Spine is using commercially reasonable efforts to distribute the Biologic Implants, the parties agree that the total End-User Fees forecasted in the AMF for each year for a given product mix shall exceed the total End-User Fees forecasted in the AMF for the preceding year for the same product mix by a proportion equal at least to the growth rate of the market for the same product mix, as measured by Millennium or another major third party source acceptable to both Parties; and Zimmer Spine shall be deemed to have satisfied its obligations so to use commercially reasonable efforts upon achievement of such target.

3.9.2	In the event that the total of all Transfer Fees paid to Tutogen for Biologic Implants for a given year is less than the Guaranteed Minimum, provided that Zimmer Spine’s failure to achieve the Guaranteed Minimum is not a result of a Force Majeure as described in Section 8.2 and is not a result of a failure by Tutogen to deliver on a timely basis Biologic Implants specified by Zimmer Spine in a Binding Order, Zimmer Spine shall deliver to Tutogen no later than the first business day in March of the succeeding year a Binding Order for such Biologic Implants as are necessary to achieve the Guaranteed Minimum. Notwithstanding the foregoing, in lieu of delivery of such a Binding Order Zimmer Spine may, at its option, make a cash payment to Tutogen equal to [***] of the shortfall in full satisfaction of its obligation under the first sentence of this Section 3.9.2.

3.9.3	Instrumentation. Zimmer Spine, at its sole expense, shall be responsible for the design and manufacture of instrumentation needed for the surgical implantation of the Biologic Implants.

3.9.4	Waiver of 2005 AMF. For purposes of clarification, the Parties confirm that it is their intent to waive the AMF for 2005 in order to permit the Parties to reconcile/rationalize inventories and product offerings.

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     2.7 Section 3.11 shall be deleted in its entirety and replaced with the following:
3.11	Reports. Beginning with the month of August 2005, contemporaneously with delivery of the forecast described in Section 3.8, Zimmer Spine shall deliver to Tutogen a monthly report that sets forth year-to-date sales information and current inventory levels, in each case broken down by part number or product family. In addition, within one week of receipt of a purchase order from Zimmer Spine, Tutogen shall deliver to Zimmer Spine a written order acknowledgment on Tutogen letterhead.
4. Amendment in Section 8
Section 8.9 shall be amended and restated in its entirety to read as follows:
8.9	Dispute Resolution. Any dispute or conflict arising from or relating to this Agreement shall initially be referred by either party to the Steering Committee for resolution. In the event that the Steering Committee is unable to resolve such dispute or conflict within thirty (30) days after it is formally presented for resolution, either Party may submit such conflict for resolution to the Chief Executive Officers of the Parties. In the event the Chief Executive Officers of the Parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the dispute shall be resolved by binding arbitration before a single arbitrator conducted according to the Rules for Non-Administered Arbitration of Commercial Disputes of the Center for Public Resources. The arbitration proceeding shall be conducted in New York, New York.
5. Amendments to Certain Exhibits
With regard to the Exhibits attached to the Original Agreement:
(i)	The Parties intend to amend and restate Exhibit A in its entirety to a form to be mutually agreed by the Parties.

(ii)	The Parties intend to amend and restate Exhibit B in its entirety to a form to be mutually agreed by the Parties.

(iii)	Exhibits C and D shall be deleted in their entirety.

(iv)	The Parties intend to amend and restate Exhibit E in its entirety to a form to be mutually agreed by the Parties.

(v)	The Parties intend to attach a new Exhibit G in a form to be mutually agreed by the Parties.

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6. Effective Date
This Amendment is entered into and made effective as of June 30, 2005. As herein amended, the Original Agreement is hereby ratified and confirmed in all respects.

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     In witness whereof, the Parties have each caused this Amendment to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.

	Tutogen Medical, Inc.		Zimmer Spine, Inc.

By:	/s/ Guy Mayer	By:	/s/ Terry Schlotterback

	Guy Mayer,		Terry Schlotterback, President
Chief Executive Officer

Date:	7-12-05	Date:	13 JUL 05

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